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                                                                   EXHIBIT 10.10


Form of Change-in-Control Agreements are made with the following three Executive Officers of Cullen/Frost Bankers, Inc.

1. Richard W. Evans, Jr.

2. Phillip D. Green

3. Patrick B. Frost

All of the above agreements are substantially identical in all material respects, except as to the parties thereto.


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CULLEN/FROST BANKERS, INC.
EXECUTIVE SEVERANCE AGREEMENT

      THIS AGREEMENT is made and entered into as of the 31st day of December, 2000, by and between Cullen/Frost Bankers, Inc. (hereinafter referred to as the "Company") and [Name] (hereinafter referred to as the "Executive").

      WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

      WHEREAS, the Executive is a key executive of the Company;

      WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his/her position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

      WHEREAS, should the possibility of a Change in Control arise, in addition to his/her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

      WHEREAS, the Executive and the Company desire that the terms of this Agreement shall completely replace and supersede the provisions set forth in the Cullen/Frost Bankers, Inc. Executive Severance Plan and the Executive Severance Agreement, entered into by and between the Company and the Executive on ((Date)), setting forth the terms and provisions with respect to the Executive's entitlement to payments and benefits following a Change in Control of the Company.

      NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his/her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. ESTABLISHMENT, TERM, AND PURPOSE

      This Agreement will commence on the Effective Date and shall continue in effect for one (1) full year. However, at the end of such one (1) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice thirty (30) days prior to the end of such term, or extended term, to each Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

      However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control


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occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

ARTICLE 2. DEFINITIONS

      Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

      2.1 "BASE SALARY" means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

      2.2 "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      2.3 "BENEFICIARY" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

      2.4 "BOARD" means the Board of Directors of the Company.

      2.5 "CAUSE" means:

      (a) The Executive's willful and continued failure to substantially perform his/her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his/her duties, and after the Executive has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

      (b) The Executive's willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

      (c)   The Executive's having been convicted of a felony.

            For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

      2.6 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

      (a) The "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20 percent (20%) of the combined voting power of the Company is acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

      (b) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another company (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by


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            remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

      (c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

      (d) The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation.

      However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

      2.7 "CODE" means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

      2.8 "COMMITTEE" means the Compensation and Benefits Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Benefits Committee.

      2.9 "COMPANY" means Cullen/Frost Bankers, Inc., a Delaware corporation, or any successor thereto as provided in Article 10 herein.

      2.10 "DISABILITY" means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

      2.11 "EFFECTIVE DATE" means the date of this Agreement set forth above.

      2.12 "EFFECTIVE DATE OF TERMINATION" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

      2.13 "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

      2.14 "GOOD REASON" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

      (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities than those in effect immediately preceding the Change in Control;


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      (b)   The Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

      (c) A material change in the Executive's Base Salary or bonus opportunity as in effect on the Effective Date or as the same shall be increased from time to time;

      (d) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position.

            For purposes of this Agreement, long-term incentives shall mean the Cullen Frost Bankers, Inc. 1992 Stock Plan and any other similar plans instituted by the Company;

      (e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

      (f) Any termination of Executive's employment by the Company that is not effected pursuant to a Notice of Termination.

      The existence of Good Reason shall not be affected by the Executive's temporary incapacity due to physical or mental illness not constituting a Disability. The Executive's Retirement shall constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason.

      2.15 "NOTICE OF TERMINATION" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      2.16 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as provided in Section 13(d).

      2.17 "QUALIFYING TERMINATION" means any of the events described in Section
3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

      2.18 "RETIREMENT" means the Executive's voluntary termination of employment in a manner which qualifies the Executive to receive immediately payable retirement benefits under the Company's tax-qualified retirement plan or under the successor or replacement of such retirement plan if it is then no longer is effect.

      2.19 "SEVERANCE BENEFITS" means the payment of severance compensation as provided in Section 3.3 herein.

      2.20 "TARGET BONUS" shall mean the target bonus amount established under the Company's annual incentive plan.


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      2.21 "TRUST" means the Company grantor trust to be created pursuant to
Article 6 of this Agreement.

ARTICLE 3. SEVERANCE BENEFITS

      3.1 RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control of the Company and if, within twenty-four
(24) calendar months following the Change in Control, a Qualifying Termination of the Executive has occurred.

      The Executive shall not be entitled to receive Severance Benefits if he/she is terminated for Cause, or if his/her employment with the Company ends due to death, Disability, or Retirement or due to a voluntary termination of employment by the Executive without Good Reason.

      3.2 QUALIFYING TERMINATION. The occurrence of any one or more of the following events shall trigger the payment of Severance Benefits to the Executive under this Agreement:

      (a) An involuntary termination of the Executive's employment by the Company for reasons other than Cause within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Executive by the Company;

      (b) A voluntary termination by the Executive for Good Reason within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Company by the Executive; or

      (c) The Company or any successor company breaches any of the provisions of this Agreement.

      3.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide him with the following:

      (a) An amount equal to three (3) times the highest rate of the Executive's annualized Base Salary in effect immediately preceding the Change in Control.

      (b) An amount equal to three (3) times the Executive's highest target bonus established for the year immediately preceding the Change in Control.

      (c) An amount equal to the Executive's unpaid Base Salary, a pro rata amount of the Executive's Target Bonus for the year in which the termination occurs, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

      (d) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

            The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.


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      (e)   All long-term incentive awards immediately vest.

      The aggregate benefits accrued by the Executive as of the Effective Date of Termination under all other savings and retirement plans sponsored by the Company shall be distributed pursuant to the terms of the applicable plans.

      3.4 TERMINATION FOR DISABILITY. Following a Change in Control of the Company, if an Executive's employment is terminated due to Disability, the Executive shall receive his/her Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect. In the event the Executive's employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

      3.5 TERMINATION FOR RETIREMENT OR DEATH. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of his/her Retirement or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect. In the event the Executive's employment is terminated by reason of his/her Retirement or death, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

      3.6 TERMINATION FOR CAUSE, OR OTHER THAN FOR GOOD REASON OR RETIREMENT. Following a Change in Control of the Company, if the Executive's employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Retirement, Good Reason, or under circumstances giving rise to a Qualifying Termination described in Section 3.2(c) herein), the Company shall pay the Executive his/her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

      3.7 NOTICE OF TERMINATION. Any termination of employment by the Company or by the Executive for Good Reason shall be communicated by a Notice of Termination.

ARTICLE 4. FORM AND TIMING OF SEVERANCE BENEFITS

      4.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 3.3(a), 3.3(b), and 3.3(c) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

      4.2 WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

ARTICLE 5. EXCISE TAX EQUALIZATION PAYMENT

      5.1 EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section
5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

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      5.2 TAX COMPUTATION. For purposes of determining whether any of the Total
Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

      (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

      (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

      (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

      For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      5.3 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

ARTICLE 6. THE COMPANY'S PAYMENT OBLIGATION

      The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

      The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(d) herein.


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ARTICLE 7. LEGAL REMEDIES

      7.1 PAYMENT OF LEGAL FEES. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement.

      7.2 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his/her employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

      Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

ARTICLE 8. SUCCESSORS AND ASSIGNMENT

      8.1 SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

      8.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he/she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

ARTICLE 9. MISCELLANEOUS

      9.1 EMPLOYMENT STATUS. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and may be terminated by either the Executive or the Company at any time, subject to applicable law.

      9.2 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

      9.3 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

      9.4 MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

      9.5 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the state of Texas shall be the controlling law in all matters relating to this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement on this ________ day of _________________, 2000.



Cullen/Frost Bankers, Inc.                          Executive

By:
     --------------------------                     ---------------------------
Its: Chairman

     Attest: